EXHIBIT 3.5

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CONSULTAMERICA, INC.

Pursuant to § 242 of the
General Corporation Law of the State of Delaware
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ConsultAmerica, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. That the Certificate of Incorporation of the Corporation shall be amended by deleting Article 4 therein in its entirety and replacing it with the following new Article 4:

“4: The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, of which Eighty-Five Million (85,000,000) shares shall be classified as common stock, par value $.001 per share (“Common Stock”), which Common Stock shall have no cumulative voting or preemptive rights, and Fifteen Million (15,000,000) shares shall be classified as preferred stock, par value $.001 per share (“Preferred Stock”), with the right conferred upon the Board of Directors of the Corporation to set the dividend, voting, conversion, liquidation and other rights as well as such redemption or sinking fund provisions and the qualifications, limitations and restrictions with respect to such Preferred Stock, as the Board of Directors may determine from time to time.”

2. That a resolution was duly adopted by unanimous written consent by the Board of Directors of the Corporation, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth the above-mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent of the stockholders of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President and Chief Executive Officer on this 7th day of October, 2005.

CONSULTAMERICA, INC.

By:	/s/ Edward A. Sundberg
Name: Edward A. Sundberg
Title: President and Chief Executive Officer